Integrity VUL - Exhibit 4



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our reports (a) dated April 9, 2007, with respect to the statutory-basis financial statements of The Western and Southern Life Insurance Company, (b) dated April 9, 2007, with respect to the statutory-basis financial statements of Integrity Life Insurance Company, and (c) dated April 20, 2007, with respect to the financial statements of Separate Account VUL of Integrity Life Insurance Company, in Post-Effective Amendment No. 11 to the Registration Statement (Form S-6 No. 002-99809) of Separate Account VUL of Integrity Life Insurance Company for the registration of a certain flexible premium variable universal life insurance policy, that is no longer offered for sale.



Cincinnati, Ohio                                           /s/ Ernst & Young LLP
April 20, 2007